Ex-99.906CERT

I, Larry C. Renfro, President and I, Richard M. Hisey, Treasurer of AARP Portfolios (the “Registrant”), each certify that:

1.	The N-CSR of the Registrant (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

By:	/s/ Larry C. Renfro
Larry C. Renfro
President (principal executive officer) of AARP Portfolios

Date: February 14, 2008

By:	/s/ Richard M. Hisey
Richard M. Hisey
Treasurer (principal financial officer) of AARP Portfolios

Date: February 14, 2008